UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2021

ACELRX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

25821 Industrial Boulevard, Suite 400
Hayward, CA 94545
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ACRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Out-License Agreement (DZUVEO®)

On July 14, 2021, AcelRx Pharmaceuticals, Inc. (the “Company”) entered into a License and Commercialization Agreement (the “DZUVEO Agreement”) with Laboratoire Aguettant, a corporation organized and existing under the laws of France (“Aguettant”), pursuant to which Aguettant obtained the exclusive right to develop and commercialize DZUVEO in the European Union, Norway, Iceland, Liechtenstein, Andorra, Vatican Republic, Monaco, Switzerland and the United Kingdom (the “Territory”) for the management of acute moderate to severe pain in adults in medically monitored settings. The Company will supply Aguettant with primary packaged product and Aguettant will then complete secondary packaging of the finished product.

The DZUVEO Agreement has an initial term of ten (10) marketing years, with the first marketing year ending on December 31 of the calendar year after the launch of DZUVEO (or December 31, 2022 if the launch occurs between January 1, 2022 and April 30, 2022). The term will automatically renew for successive five marketing year periods, unless a party notifies the other party of its intention not to renew at least six (6) months prior to the expiration of the then-current term.

The Company is entitled to receive up to €47 million in a combination of up-front and sales-based milestone payments. Aguettant will purchase product from the Company at an agreed price (“DZUVEO Purchase Price”), subject to adjustment. Aguettant will also make revenue share payments that, combined with the DZUVEO Purchase Price, range from 35% to 45% of net sales in the Territory.

Beginning in the third marketing year, the parties will establish binding annual minimums for purchase orders to be submitted by Aguettant.

Aguettant has the right to grant sublicenses to its affiliates or, with the prior approval of the Company, third parties, subject to certain limitations.

The DZUVEO Agreement also provides Aguettant with a right of first negotiation for eighteen (18) months before the Company can enter into a collaboration regarding ZALVISO® in Europe.

In-License Agreement

On July 14, 2021, the Company entered into a License and Commercialization Agreement (the “PFS Agreement”) with Aguettant pursuant to which the Company obtained the exclusive right to develop and, subject to U.S. Food and Drug Administration approval, commercialize in the United States (i) an ephedrine pre-filled syringe containing 10 ml of a solution of 3 mg/ml ephedrine hydrochloride for injection, and (ii) a phenylephrine prefilled syringe containing 10 ml of a solution of 50 micrograms/ml phenylephrine hydrochloride for injection. Aguettant will supply the Company with the products for use in commercialization, if they are approved in the U.S.

The PFS Agreement has an initial term of ten (10) marketing years, with the first marketing year ending on December 31 of the calendar year after the first launch of a product (or December 31 of the same calendar year if the first launch of a product occurs between January 1 and April 30 of a calendar year). The term will automatically renew for successive five marketing year periods, unless a party notifies the other party of its intention not to renew at least six (6) months prior to the expiration of the then-current term.

Aguettant is entitled to receive up to $24 million in sales-based milestone payments. The Company will purchase each product from Aguettant at an agreed price (“PFS Purchase Price”), subject to adjustment. The Company will also make revenue share payments that, combined with the PFS Purchase Price, will range from 40% to 45% of net sales in the United States.

The Company and Aguettant will agree on minimum sales obligations twelve (12) months prior to the launch of each product.

The Company has the right to grant sublicenses to its affiliates or, with the prior approval of Aguettant, third parties, subject to certain limitations.

The foregoing summary of the DZUVEO Agreement and the PFS Agreement does not purport to be complete and is qualified in its entirety by reference to the DZUVEO Agreement and the PFS Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

On July 14, 2021, the Company issued a press release announcing the execution of the DZUVEO Agreement and the PFS Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2021	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer

3